UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2009

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	001-31666	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12395 First American Way

Poway, CA 92064

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2009, each of Messrs. Anand Nallathambi, Chief Executive Officer of First Advantage Corporation (the “Corporation”), John Lamson, Chief Financial Officer and Principal Accounting Officer of the Corporation, Todd Mavis, Executive Vice President of Operations of the Corporation, Akshaya Mehta, Executive Vice President of Corporate Infrastructure of the Corporation, Evan Barnett, President of Multi-Family Services of the Corporation, and Andrew Macdonald, President of Investigative and Litigation Support Services of the Corporation (each an “Executive”) entered into an Employment Agreement with the Corporation.

The forms of Employment Agreement provide for the following annual base salaries for the Executives:

Anand Nallathambi	$700,000
John Lamson	$375,000
Todd Mavis	$375,000
Akshaya Mehta	$345,000
Evan Barnett	$297,400
Andrew Macdonald	$295,000

The forms of Employment Agreement provide that the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) may from time to time adjust the annual base salary payable to the Executives under the Employment Agreements. However, a reduction in an Executive’s annual base salary below the amounts stated above may be made only in connection with a general reduction in base salary which affects all members of the Corporation’s senior management team proportionately or, in the case of Mr. Nallathambi, in the event the Corporation becomes a controlled, non-public subsidiary or division of The First American Corporation or any of its affiliates or successors, to the extent such reduction would not constitute “good reason” as defined in the Mr. Nallathambi’s Employment Agreement.

The forms of Employment Agreement also provide for the following during the term of the Employment Agreements:

•

The Executives are eligible to earn annual bonus awards under the Corporation’s annual incentive program (or any successor arrangement) on terms and conditions, and in such amounts, if any, as determined in the sole discretion of the Committee;

•	The Executives are entitled to participate in the Corporation’s long-term incentive compensation plan on terms and conditions as may be determined by the Committee; and
•	The Executives are entitled to participate in the Corporation’s employee benefit plans on the same basis as those benefits are generally made available to other senior executives of the Corporation.

The forms of Employment Agreement provide for initial terms ending December 31, 2011, with automatic annual renewal for successive one-year terms unless either the Executive or the Corporation provides written notice of termination at least 60 days prior to an automatic renewal date.

Under the forms of Employment Agreement, in the event an Executive is terminated without cause or terminates his employment for “good reason” (as defined in the Employment Agreement), the Executive is entitled to receive: (i) base salary through the date of termination; (ii) any annual bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year; (iii) reimbursement of properly incurred business expenses; (iv) employee benefits to which the Executive is entitled under the Corporation’s employee benefit plans; (v) subject to the Executive’s general release of claims, a severance payment, payable in equal installments over a specified period; and (vi) subject to the Executive’s agreement not to compete, a non-competition payment. The amount of severance and non-competition payments the Executives would be entitled to receive upon termination under this scenario (i.e., termination without cause or for good reason) is as follows (in each case subject to reduction for certain benefits otherwise payable to the Executive):

	Severance Payment	Noncompetition Payment

Anand Nallathambi	$1,050,000, payable over a period of 24 months	$1,050,000, payable over a period of 24 months

John Lamson	continued payment of 50% of base salary for a period of 18 months	continued payment of 50% of base salary for a period of 18 months

Todd Mavis	continued payment of 50% of base salary for a period of 18 months	continued payment of 50% of base salary for a period of 18 months

Akshaya Mehta	continued payment of 50% of base salary for a period of 12 months	continued payment of 50% of base salary for a period of 12 months

Evan Barnett	continued payment of 50% of base salary for a period of 12 months	continued payment of 50% of base salary for a period of 12 months

Andrew Macdonald	continued payment of 50% of base salary for a period of 12 months	continued payment of 50% of base salary for a period of 12 months

The forms of Employment Agreement also provide for certain payments under various other termination scenarios, including termination by the Corporation with cause, termination by the Executive without good reason and disability or death of the Executive. The forms of the Employment Agreement also provide certain restrictions including non-solicitation and mutual non-disparagement provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

By:	/s/ John Lamson
Name:	John Lamson
Title:	Executive Vice President and Chief Financial Officer

Date: August 12, 2009